AGREEMENT AND PLAN OF MERGER
                               by and between
                           AMFAC/JMB HAWAII, INC.
                                    and
                         AMFAC/JMB MERGERCO, L.L.C.



         Now on this 27th day of February 1998 Amfac/JMB Hawaii, Inc. ("Amfac"), a Hawaii corporation and wholly-owned subsidiary of Northbrook Corporation, a Delaware corporation ("Northbrook"), and Amfac/JMB Mergerco, L.L.C., a Hawaii limited liability company of which Northbrook is the sole member ("Mergerco") have entered into the following Agreement and Plan of Merger (the "Agreement") pursuant to Hawaii Revised Statutes ("HRS")
Section 415-75.6 and pursuant to HRS Section 428-904.

         WHEREAS, the Board of Directors of Amfac has deemed it advisable that Amfac merge with and into Mergerco in order to change its form of business from a corporation to a limited liability company pursuant to the terms set forth in this Agreement; and

         WHEREAS, the merger is intended to qualify as a tax-free liquidation pursuant to Section 332 of the Internal Revenue Code of 1986, as amended; and

         WHEREAS, this Agreement has been approved by written consent of the sole member of Mergerco, the sole shareholder of Amfac and the board of directors of Amfac; and

         NOW, THEREFORE, in consideration of the mutual covenants, agreements and provisions hereinafter contained, Amfac and Mergerco do hereby prescribe the terms and conditions of the merger and of carrying the same into effect as follows:

         FIRST: Pursuant to the provisions of HRS Chapters 415 and 428, Amfac shall be merged with and into Mergerco with Mergerco being the surviving entity (the "Merger"). The Merger shall become effective upon the later of (i) the filing of articles of merger with the Director of the Department of Commerce and Consumer Affairs of the State of Hawaii pursuant to HRS Chapters 415 and 428 or (ii) the date and time (if any) specified in the articles of merger (the "Effective Time"). At the Effective Time, Mergerco shall continue its existence as a limited liability company formed under the laws of the State of Hawaii (sometimes hereinafter referred to as the "surviving entity"). The separate existence of Amfac shall cease at the Effective Time.

         SECOND: At the Effective Time, the Articles of Organization and Operating Agreement of Mergerco as in effect immediately prior to the Merger shall continue in full force and effect as the Articles of Organization and Operating Agreement of the surviving entity except that the name of the surviving entity shall be Amfac/JMB Hawaii, L.L.C. The street address of the surviving entity's principal place of business shall be 900 N. Michigan Avenue, Chicago, Illinois 60611.



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



Article 1 of the Articles of Organization of Mergerco is amended by changing the name to "Amfac/JMB Hawaii, L.L.C."

         THIRD: At the Effective Time, the managers of Mergerco immediately prior to the Effective Time shall be the managers of the surviving entity.

         FOURTH: At the Effective Time, all of the issued and outstanding capital stock of Amfac immediately prior to the Effective Time and any capital stock of Amfac held in its treasury, shall by virtue of the Merger and without any action on the part of the holder thereof cease to be outstanding, be canceled and retired without payment of any consideration.

         FIFTH: At the Effective Time, all the issued and outstanding membership interests of Mergerco immediately prior to the Effective Time shall become all the issued and outstanding membership interests in the surviving entity.

         SIXTH: This Agreement may be terminated by either party prior to the filing of the Articles of Merger with the Director of the Department of Commerce and Consumer Affairs of the State of Hawaii.

         SEVENTH: Unless otherwise waived by both parties hereto, the Articles of Merger shall not be filed with the Director of the Department of Commerce and Consumer Affairs of the State of Hawaii pursuant to HRS Chapters 415 and 428 until such time as Amfac shall have obtained consents necessary to transfer all rights, title and interest of Amfac in Amfac's material contracts to the surviving entity.





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


         IN WITNESS WHEREOF, the parties to this Agreement have caused these presents to be executed by an authorized officer or manager of each party hereto.

                                             AMFAC /JMB HAWAII, INC.



                                             By:____________________________
                                             Title:



                                             AMFAC/JMB MERGERCO, L.L.C.


                                             By:_____________________________
                                             Title:


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